Exhibit 99.1

Allegion Appoints Gregg Sengstack to Board of Directors

DUBLIN--(BUSINESS WIRE)-- Allegion plc (NYSE: ALLE), a leading global security products and solutions provider, has appointed Gregg Sengstack, executive chairperson of Franklin Electric Company, Inc., to the Allegion Board of Directors (Board).

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Gregg c. Sengstack (Photo: Business Wire)	With Sengstack’s appointment, Allegion has a nine-member board, including eight independent directors. Sengstack will sit on the Board’s Audit and Finance Committee, Compensation and

Human Capital Committee as well as its Corporate Governance and Nominating Committee.

“Gregg brings a wealth of knowledge and skills from a professional career that spans more than 30 years,” Lauren B. Peters, chair of the Board, said. “He has served as a public company CEO and CFO, and has extensive experience in international markets, general management and finance. We’re excited to welcome him to the Allegion Board.”

Sengstack joined Franklin Electric in 1988 as assistant treasurer, later becoming chief financial officer (CFO) in 1999. Following a successful tenure as CFO, he held the roles of senior vice president and president of Franklin Fueling Systems and International Water Group, and then president and chief operating officer (COO) of Franklin Electric. Sengstack served as CEO for 10 years, from 2014 to July 2024, and he was elected as chairperson of the company’s board in 2015.

Today, Sengstack additionally serves on the board of Woodward, Inc. He is a graduate of Bucknell University and the University of Chicago.

For more on Allegion’s corporate governance, refer to www.allegion.com/ESG. You can also see the company’s full board of directors by clicking here.

About Allegion

Allegion (NYSE: ALLE) is a global pioneer in seamless access, with leading brands like CISA®, Interflex®, LCN®, Schlage®, SimonsVoss® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion secures people and assets with a range of solutions for homes, businesses, schools and institutions. Allegion had $3.7 billion in revenue in 2023, and its security products are sold around the world.

For more, visit www.allegion.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20241204231219/en/

Media Contact:

Whitney Moorman - Director, Global Communications

317-810-3241

Whitney.Moorman@allegion.com

Analyst Contacts:

Jobi Coyle - Director, Investor Relations

317-810-3107

Jobi.Coyle@allegion.com

Josh Pokrzywinski - Vice President, Investor Relations

463-210-8595

Joshua.Pokrzywinski@allegion.com